Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RECORD FIRST QUARTER EARNINGS RESULTS

Tontitown, Arkansas, April 15, 2019...... P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $8.3 million, or diluted earnings per share of $1.39, for the quarter ended March 31, 2019. These results include non-cash, non-operating gains associated with our investments in marketable equity securities which positively impacted diluted earnings per share by $0.40 for the first quarter of 2019. This compares to net income of $1.4 million, or diluted earnings per share of $0.22, for the quarter ended March 31, 2018. These results include non-cash, non-operating losses associated with our investments in marketable equity securities which negatively impacted diluted earnings per share by $0.15 for the first quarter of 2018.

Revenue, before fuel surcharge, increased 11.3% to $110.3 million for the first quarter of 2019 compared to $99.1 million for the first quarter of 2018. Fuel surcharge revenue decreased 9.9% to $18.3 million for the first quarter of 2019 compared to $20.4 million for the first quarter of 2018. Total operating revenue increased 7.7% to $128.7 million for the first quarter of 2019 compared to $119.5 million for the first quarter of 2018.

Daniel H. Cushman, President of the Company, commented, “We are very pleased with our first quarter results. The first quarter of each year can be very challenging as we sometimes experience plant downtime with some of our customers and face disruptive weather events. This year’s first quarter was no exception as some of our largest customers closed certain plants for re-tooling and maintenance, and we had to navigate multiple bad weather events during the first quarter. Despite these challenges, we were able to produce results that now stand as the Company’s most profitable first quarter. These record results mark the fourth consecutive quarter of record earnings per share results for their respective periods, excluding the effect of the adoption of the tax reform law enacted in the fourth quarter of 2017.

“An obvious component of our success was based on our ability to acquire higher rates from customers. These higher rates were necessary to help offset rising costs experienced by the Company over the past three years, not just to be a straight passthrough to income. While we have recently experienced some pressure from certain customers to reduce our existing rates, we have not done that, and we don’t intend to. The reason is very simple- our primary cost components such as driver pay, fuel, insurance and equipment costs are on an upward trajectory. A reduction in rates would be the equivalent of direct absorption of cost increases previously recovered, which would lead us back to unacceptable margins. Our driver pay increases given over the last two years were very much needed and deserved and that is a cost increase you can’t take back so it must be recovered through higher rates. We anticipate that the driver market will continue to demand additional pay increases during 2019 so we must have a means to recover these costs and will shift our capacity if necessary to do so. Despite some rate pressure, we continue to secure new business at target margins, so that is positive.

“Our Mexico service offering remains strong as market demand and rates continue to be at all time high levels. The recent border crossing issues didn’t have much of an impact on the first quarter, but we did experience some delays in early April. While we have been negatively affected by these delays, the impact has been lessened due to our C-TPAT clearance designation, which allows many of our northbound moves to cross the border using the FAST lanes that have been less impacted than other northbound crossing lanes.

“We have always had a strong Expedited service product. In terms of volume and rate, our Expedited business was down during the first quarter of 2019 as compared to the fourth quarter of 2018 as our peak business cycle ends in December. However, we have continued to see increased demand for this service offering with both existing customers and new customers, primarily in the substitute linehaul sector for small packaging companies but also some demand for customers who need driver teams for expedited deliveries.

“Our Automotive division performed as we expected in the first quarter as OEM’s had scheduled downtime and the impact wasn’t any more or less than what we experienced in prior years. We work very hard to understand the product and needs of each of the OEM’s plants and we only offer capacity to plants where we determine that production will be high and predictable. This greatly reduces our vulnerability to excessive plant downtime or plant interruptions. And, we are successful in expanding our business with those plants that produce the OEM’s best sellers. We expect to continue to grow our overall book of business in our Automotive sector as a result of this strategy.

“Our Logistics division continues to perform at levels that exceed expectations in terms of operating income. We would like to see stronger revenue growth results than what we experienced in the first quarter but feel confident that growth will come. In anticipation of growth, we purchased property adjacent to our corporate headquarters which will enable our Logistics division to expand and we are confident our growth and profitably expectations for the year will be met.

“Our Dedicated division continued to see growth opportunities during the first quarter of 2019. These opportunities represent new business which will build on the growth success achieved during 2018. This division was a top performer during 2018 and we believe growth opportunities will continue to exist throughout 2019.

“While the driver market continues to be difficult, our driver recruiting efforts continue along the positive trend set in 2018. During 2018, we grew our fleet over 20% as we had success in both recruiting and retaining drivers. That level of growth is not expected for 2019, however we do plan on growth.

“We look forward to the opportunities which we believe the remainder of 2019 holds, and we will continue to follow cost control initiatives to lessen cost recovery demands placed on customers. That being said, we do not expect that drivers will suddenly become readily available or will agree to work for less pay.”

About P.A.M. Transportation Services, Inc.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; losses or fluctuations in the value of our marketable equity securities portfolio; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited) (in thousands, except earnings per share)
	Quarter ended March 31,
	2019	2018

Revenue, before fuel surcharge	$110,345	$99,104
Fuel surcharge	18,341	20,354

Operating revenue	128,686	119,458

Operating expenses and costs:
Salaries, wages and benefits	31,063	28,639
Operating supplies and expenses	23,512	22,671
Rent and purchased transportation	44,554	45,917
Depreciation	13,187	11,623
Insurance and claims	4,114	4,268
Other	2,994	2,580
(Gain) loss on disposition of equipment	(425)	3
Total operating expenses and costs	118,999	115,701

Operating income	9,687	3,757

Interest expense	(2,040)	(1,161)
Non-operating income (loss)	3,472	(879)

Income before income taxes	11,119	1,717
Income tax expense	2,818	330

Net income	$8,301	$1,387

Diluted earnings per share	$1.39	$0.22

Average shares outstanding – Diluted	5,985	6,264

	Quarter ended March 31,
Truckload Operations	2019	2018
Total miles (in thousands)	54,191	55,566
Operating ratio (1)	90.95%	96.37%
Empty miles factor	7.53%	6.43%
Revenue per total mile, before fuel surcharge	$1.66	$1.45
Total loads	99,525	94,975
Revenue per truck per work day	$701	$706
Revenue per truck per week	$3,505	$3,530
Average company-driver trucks	1,457	1,233
Average owner operator trucks	582	550

Logistics Operations
Total revenue (in thousands)	$20,332	$18,580
Operating ratio	92.43%	95.50%

1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.